DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
INDEX TO FINANCIAL STATEMENTS

Combined Balance Sheets as of June 30, 2009 and December 31, 2008	1

Combined Statements of Operations for the six months ended June 30, 2009 and 2008	2

Combined Statements of Cash Flows for the six months ended June 30, 2009 and 2008	3

Notes to Combined Financial Statements	4

DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
COMBINED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(Unaudited)
	(In thousands)
ASSETS (Collateral for Parent Debt – Note 4)
Current assets:
Cash and cash equivalents	$11,566	$13,540
Trade receivables, net of allowances of $1,917 and $2,207	205,169	177,782
Inventory	30,957	71,196
Other current assets	207	493
Total current assets	247,899	263,011

Property, plant and equipment, at cost	564,127	543,652
Accumulated depreciation	(80,928)	(68,933)
Property, plant and equipment, net	483,199	474,719
Investment in unconsolidated affiliate	19,494	18,465
Other assets	13	13
Total assets (collateral for Parent debt – Note 4)	$750,605	$756,208

LIABILITIES AND OWNERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$129,904	$130,096
Affiliate payables	87,311	39,522
Accrued liabilities	9,004	17,921
Total current liabilities	226,219	187,539

Long-term debt payable to Parent	803,596	773,883
Deferred income taxes	1,489	1,378
Asset retirement obligations	2,692	2,684
Commitments and contingencies (Note 10)
Owners' equity (deficit):
Parent deficit	(296,934)	(223,368)
Noncontrolling interest in subsidiaries	13,543	14,092
Total owners' deficit	(283,391)	(209,276)
Total liabilities and owners' deficit	$750,605	$756,208

See notes to combined financial statements

DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
COMBINED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,
	2009	2008
	(Unaudited)
	(In thousands)

Revenues from third parties	$1,517,350	$3,483,151
Revenues from affiliates	12,702	15,966
Total operating revenues	1,530,052	3,499,117

Costs and expenses:
Product purchases from third parties	993,176	2,395,895
Product purchases from affiliates	402,962	923,749
Operating expenses from third parties	57,356	70,279
Operating expenses from affiliates	12,465	31,952
Depreciation and amortization expense	12,042	11,685
General and administrative expense	25,506	27,387
Casualty loss (see Note 6)	(831)	-
Gain on sale of assets	(6)	(4,352)
	1,502,670	3,456,595
Income from operations	27,382	42,522
Other income (expense):
Interest expense from affiliate	(29,713)	(29,568)
Other interest income, net	452	136
Equity in earnings of unconsolidated investment	1,804	1,926
Other	(27)	129
Income (loss) before income taxes	(102)	15,145
Income tax expense:
Current	(308)	(291)
Deferred	(111)	(204)
	(419)	(495)
Net income (loss)	(521)	14,650
Less: Net income (loss) attributable to noncontrolling interest	291	(70)
Net income (loss) attributable to Parent	$(812)	$14,720

See notes to combined financial statements

DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
COMBINED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2009	2008
	(Unaudited)
	(In thousands)
Cash flows from operating activities
Net income (loss)	$(521)	$14,650
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Interest expense from affiliate	29,713	29,568
Depreciation and amortization expense	12,042	11,685
Accretion of asset retirement obligations	42	40
Deferred income tax expense	111	204
Equity in earnings of unconsolidated investment	(1,804)	(1,926)
Distributions from unconsolidated investment	775	775
Gain on sale of assets	(6)	(4,352)
Changes in operating assets and liabilities:
Accounts receivable and other assets	(27,101)	119,061
Inventory	30,462	34,028
Accounts payable and other liabilities	38,976	(6,217)
Net cash provided by operating activities	82,689	197,516
Cash flows from investing activities
Additions of property, plant and equipment	(11,575)	(17,149)
Other	43	11
Net cash used in investing activities	(11,532)	(17,138)
Cash flows from financing activities
Distribution to noncontrolling interest	(840)	-
Distribution to Parent	(72,291)	(187,951)
Loan from Parent	-	2,381
Net cash used in financing activities	(73,131)	(185,570)
Net decrease in cash and cash equivalents	(1,974)	(5,192)
Cash and cash equivalents, beginning of period	13,540	13,348
Cash and cash equivalents, end of period	$11,566	$8,156

See notes to combined financial statements

DOWNSTREAM ASSETS OF TARGA RESOURCES, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Note 1—Organization and Basis of Presentation

The unaudited combined financial statements of the Downstream Assets of Targa Resources, Inc. (“we”, “us”, “our” or “the Company”) include the accounts of substantially all of Targa Downstream LP (“Downstream LP”), a Delaware limited partnership formed on November 28, 2005 and Targa LSNG LP (“LSNG LP”), a Delaware limited partnership formed on March 1, 2006.

Downstream LP and LSNG LP are indirect wholly-owned subsidiaries of Targa Resources, Inc. (“Targa” or “Parent”). Targa manages our operations and employs our officers and personnel (see Note 7).

The unaudited combined financial statements have been prepared in conjunction with Targa Resources Partners LP’s (the “Partnership”) potential purchase from Targa of substantially all of Targa’s natural gas liquids business. Certain assets owned by Downstream LP have been excluded from the combined presentation because they will be retained by Targa. See Note 11.

The unaudited combined financial statements are presented on a carve-out combined basis to include the historical operations of Downstream LP and LSNG LP (except for the excluded assets). In this context, no direct owner relationship existed among Downstream LP and LSNG LP. Accordingly, Targa’s net investment in us (“Parent investment”) is shown in lieu of partners’ capital in the unaudited combined financial statements.

The unaudited combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The year-end balance sheet data was derived from audited financial statements. The unaudited combined financial statements for the six month periods ended June 30, 2009 and 2008 include all adjustments, both normal and recurring, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. All significant intercompany balances and transactions have been eliminated. Transactions between us and other Targa operations have been identified in the unaudited combined financial statements as transactions between affiliates (see Note 7). Our financial results for the six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2009. These unaudited combined financial statements and other information included herein should be read in conjunction with our audited combined financial statements and notes thereto for the year ended December 31, 2008.

Throughout the periods covered by the combined financial statements, Targa has provided cash management services to the Company through a centralized treasury system. Transactions with affiliated entities that are not 100% owned by Targa are cash settled by the Company. The balances due to these non-100% owned affiliates are reflected in affiliate payables in the combined balance sheets. Also reflected in affiliate payables in the combined balance sheets are the amounts settled subsequent to month end between Targa and us for purchases and sales of natural gas and natural gas liquids (“commodity transactions”) in prior periods associated with the routine conduct of business with Targa subsidiaries. All other charges and cost allocations covered by the centralized treasury system (including operating expenses and general and administrative expenses) were deemed to have been paid to Targa in cash during the period in which the cost was recorded in the combined financial statements.

Cash receipts advanced by Targa in excess/deficit of charges and cash allocations are reflected as contributions from/distributions to Parent in the combined statements of changes in owners’ equity (see Note 5). Consequently, we had a combined negative Parent investment balance of $296.9 million as of June 30, 2009. Despite the negative Parent investment balance, on a combined basis, the Company generated a positive operating margin of $64.1 million for the six months ended June 30, 2009. See Note 8.

Noncontrolling interest in our unaudited combined balance sheets and statements of changes in owners’ equity represents the investment by a party other than Downstream LP in Cedar Bayou Fractionators, L.P. (“CBF”). Net loss attributable to noncontrolling interest in our unaudited combined statements of operations represents that party’s share of the net loss of CBF.

 Operations. We provide midstream energy services consisting of fractionating, storing, terminalling, transporting, distributing and marketing of natural gas liquids (“NGL”). Our business activities are separated into three segments: (a) Logistics Assets, (b) NGL Distribution and Marketing and (c) Wholesale Marketing. See Note 8.

Our Logistics Assets segment is involved with gathering and storing mixed NGLs and fractionating, storing, and transporting of finished NGLs. These assets, which are generally connected to and supplied, in part, by Targa’s natural gas processing plants, are predominantly located in Mont Belvieu, Texas and West Louisiana. In addition, the Logistics Segment includes our 38.75% equity method investment in Gulf Coast Fractionators LP (“GCF”).

Our NGL Distribution and Marketing segment markets Targa’s natural gas liquids production and also purchases natural gas liquids products in selected United States markets. We also have the right to purchase or market substantially all of Chevron Corporation’s (“Chevron”) natural gas liquids pursuant to a Master Natural Gas Liquids Purchase Agreement.

Our Wholesale Marketing segment includes our refinery services business and wholesale propane marketing operations. In our refinery services business, we provide liquefied petroleum gas balancing services, purchasing natural gas liquids products from refinery customers and selling natural gas liquids products to various customers. Our wholesale propane marketing operations include the sale of propane and related logistics services to multi-state retailers, independent retailers and other end-users. Wholesale Marketing operates principally in the United States, and has a small marketing presence in Canada.

In preparing the accompanying unaudited consolidated financial statements, the Company has reviewed, as determined necessary by the Company, events that have occurred after June 30, 2009, up until the issuance of the financial statements, which occurred on September 8, 2009. See Note 11.

Note 2—Accounting Policies and Related Matters

Accounting Pronouncements Recently Adopted

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. SFAS 157 was initially effective as of January 1, 2008, but in February 2008, FASB delayed the effective date for applying this standard to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until periods beginning after November 15, 2008. We adopted SFAS 157 as of January 1, 2008 for assets and liabilities within its scope and the impact was not material to our financial statements. As of January 1, 2009, nonfinancial assets and nonfinancial liabilities were also required to be measured at fair value. The adoption of these additional provisions did not have a material impact on our financial statements.

In December 2007, FASB issued SFAS 141R, “Business Combinations.” SFAS 141R requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed and requires the acquirer to disclose certain information related to the nature and financial effect of the business combination. SFAS 141R also establishes principles and requirements for how an acquirer recognizes any noncontrolling interest in the acquiree and the goodwill acquired in a business combination. SFAS 141R was effective on a prospective basis for business combinations for which the acquisition date is on or after January 1, 2009. For any business combination that takes place subsequent to January 1, 2009, SFAS 141R may have a material impact on our financial statements. The nature and extent of any such impact will depend upon the terms and conditions of the transaction.

On April 1, 2009 FASB issued FSP FAS 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies.” FSP FAS 141R-1 amends and clarifies SFAS 141R to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP is effective for assets and liabilities arising from contingencies in business combinations for which the acquisition date is on or after January 1, 2009. We do not expect any material financial statement implications relating to our adoption of this FSP.

In May 2009, FASB issued SFAS 165, “Subsequent Events.” SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim and annual periods ended after June 15, 2009 and should be applied prospectively. The adoption of SFAS 165 did not have a material impact on our financial statements.

Accounting Pronouncements Recently Issued

In June 2009, FASB issued SFAS 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162.” SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative U.S. GAAP recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. On the effective date, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.

Following SFAS 168, FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”). FASB will not consider ASUs as authoritative in their own right. They will serve only to update the Codification, provide background information about the guidance, and provide the basis for conclusions on the change(s) in the Codification.

On June 30, 2009, FASB issued ASU 2009-1, “Topic 105—Generally Accepted Accounting Principles—amendments based on—Statement of Financial Accounting Standards No. 168—The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.” ASU 2009-1 amends the Codification for the issuance of SFAS 168.

On June 30, 2009, FASB issued ASU 2009-2, “Omnibus Update—Amendments to Various Topics for Technical Corrections.” The technical corrections in ASU 2009-2 are not expected to impact our financial statements.

In June 2009, the SEC Staff issued Staff Accounting Bulletin (“SAB”) 112. SAB 112 amends or rescinds portions of the SEC staff’s interpretive guidance included in the Staff Accounting Bulletin Series in order to make the relevant interpretive guidance consistent with SFAS 141-R and SFAS 160. We do not anticipate that the adoption of this SAB will have a material impact on our financial statements.

Note 3—Asset Retirement Obligations

The changes in our aggregate asset retirement obligations are as follows:

Six Months Ended June 30, 2009
Beginning of period	$2,684
Change in cash flow estimate	(34)
Accretion expense	42
End of period	$2,692

Note 4—Debt Obligations

Our combined debt obligations consisted of the following at the dates indicated:

	June 30,	December 31,
	2009	2008
Targa Downstream LP:
Note payable to Parent, 10% fixed rate, due December 2011 (including
accrued interest of $203,776 and $175,343)	$772,454	$744,020
Targa LSNG LP:
Note payable to Parent, 10% fixed rate, due December 2011 (including
accrued interest of $5,560 and $4,281)	31,142	29,863
	$803,596	$773,883

The stated 10% interest rate in the formal debt arrangements is not indicative of prevailing external rates of interest including that incurred under Targa’s credit facility which is secured by substantially all of our assets. On a pro forma basis, at prevailing interest rates the affiliated interest expense for the six months ended June 30, 2009 and 2008 would have been reduced by $13.8 million and $5.8 million. The pro forma interest expense adjustment has been calculated by applying the weighted average rates of 5.3% and 8.1% that Targa incurred under its credit facility to the affiliate debt balance for the periods indicated.

Collateral for Parent Debt

The assets of our 100% owned subsidiaries are pledged as collateral on substantially all of Targa’s debt.

Note 5—Statement of Changes in Owners’ Equity

The following table reflects the reconciliation at the beginning and the end of the period of the carrying amount of owners’ equity, Parent investment and equity attributable to the noncontrolling interest:

	Parent	Noncontrolling
	Investment (Deficit)	Interest	Total
Balance, December 31, 2008	$(223,368)	$14,092	$(209,276)
Net income (loss)	(812)	291	(521)
Other comprehensive loss:
Currency translation adjustment	(463)	-	(463)
Comprehensive income (loss)	(1,275)	291	(984)
Distribution to noncontrolling interest		(840)	(840)
Distribution to Parent	(72,291)	-	(72,291)
Balance, June 30, 2009	$(296,934)	$13,543	$(283,391)

	Parent	Noncontrolling
	Investment (Deficit)	Interest	Total
Balance, December 31, 2007	$(13,352)	$13,518	$166
Net income (loss)	14,720	(70)	14,650
Other comprehensive loss:
Currency translation adjustment	234	-	234
Comprehensive income (loss)	14,954	(70)	14,884
Distribution to Parent	(187,951)	-	(187,951)
Balance, June 30, 2008	$(186,349)	$13,448	$(172,901)

Note 6—Insurance Claims

Certain of our Louisiana and Texas facilities sustained damage and had operations disruptions during the 2008 hurricane season from two Gulf Coast hurricanes—Gustav and Ike. As of December 31, 2008, we recorded a $4.8 million loss provision (net of estimated insurance reimbursements) related to the hurricanes. During 2009, the estimate was reduced by $0.8 million. For the six months ended June 30, 2009, expenditures related to the hurricanes totaled $10.9 million.

We recognize income from business interruption insurance in our combined statements of operations as a component of revenues from third parties in the period that a proof of loss is executed and submitted to the insurers for payment. During the six months ended June 30, 2009 and 2008, business interruption insurance revenues were as follows:

	Six Months Ended June 30,
	2009	2008
Logistics Assets	$1,926	$441
NGL Distribution and Marketing	-	8,602
Wholesale Marketing	500	5,920
	$2,426	$14,963

Business interruption insurance revenues recognized during the six months ended June 30, 2009 relate primarily to the 2008 hurricanes; amounts recognized during the six months ended June 30, 2008 relate primarily to Hurricanes Katrina and Rita from the 2005 hurricane season.

Note 7—Related-Party Transactions

Transactions with Targa

Sales to and purchases from affiliates. We routinely conduct business with other subsidiaries of Targa. The related transactions result primarily from commodity transactions. The balances that are reflected in affiliate payables in the combined balance sheets are the amounts settled subsequent to month end between Targa and us for these commodity transactions in prior periods associated with the routine conduct of business with Targa subsidiaries. In addition, all of our expenditures are paid through our parent company resulting in intercompany transactions. Unlike sales transactions with third parties that settle in cash, settlement of these sales transactions occurs primarily through adjustments to Parent investment.

Allocation of costs.   The employees supporting our operations are employees of Targa. Our financial statements include costs allocated to us by Targa for centralized general and administrative services performed by them, as well as depreciation of assets utilized by Targa’s centralized general and administrative functions. Costs were allocated to us based on our proportionate share of Targa’s assets, revenues and employees. Costs allocated to us were based on identification of our resources which directly benefit us and our proportionate share of costs based on our estimated usage of shared resources and functions. All of the allocations are based on assumptions that management believes are reasonable; however, these allocations are not necessarily indicative of the costs and expenses that would have resulted if we had operated as a stand-alone entity. These allocations are not settled in cash. Settlement of these allocations occurs through adjustments to Parent investment.

The following table summarizes, for the periods indicated, the sales to and purchases from affiliates of Targa, payments made or received by them on our behalf, and allocations of costs from Targa which are settled through an adjustment to Parent investment. Management believes these transactions were executed on fair and reasonable terms.

	Six Months Ended June 30,
	2009	2008
Cash
Sales to affiliates	$(12,702)	$(15,966)
Purchases from affiliates:
Included in product purchases	402,962	923,749
Included in operating expenses	12,465	31,952
Payments made to our Parent	(540,124)	(1,180,505)
Parent allocation of general and administrative expense	17,319	22,543
Net change in affiliate payable	47,789	30,276
	$(72,291)	$(187,951)

Loan from Parent	$-	$2,381

Centralized cash management.   Targa operates a cash management system whereby excess cash from most of its various subsidiaries, held in separate bank accounts, is swept to a centralized account. Cash distributions are deemed to have occurred through Parent investment and are reflected as adjustments to Parent investment. Deemed net distributions of cash to Targa were $72.3 million and $188.0 million for the six months ended June 30, 2009 and 2008.

Transactions with Bank of America

An affiliate of Bank of America (“BofA”) holds a non-voting equity interest in Targa’s parent. We have executed NGL sales and purchase transactions on the spot market with BofA. For the six months ended June 30, 2009 and 2008, sales to BofA which were included in revenues totaled $0.5 million and $2.1 million. For the same periods, purchases from BofA were $0.3 million and $0.4 million.

Transactions with GCF

For the six months ended June 30, 2009 and 2008, transactions with GCF which were included in revenues were $0.1 million and $0.4 million. For the same periods, transactions included in costs and expenses were $1.3 million and $2.1 million.

Note 8—Segment Information

We evaluate segment performance based on the financial measure of operating margin. We define operating margin as total operating revenues less product purchases and operating expense. Operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. Operating margin is reviewed monthly for consistency and trend analysis.

Eliminations and Other consists of the elimination of intersegment revenues and expenses and a consolidating adjustment related to lower of cost or market adjustments on our NGL inventory volumes, which are recorded at the segment level.

Our reportable segment information is shown in the following tables:

	Six Months Ended June 30, 2009
	Logistics Assets	NGL Distrib-ution and Marketing	Wholesale Marketing	Eliminations and Other	Total
Revenues from third parties	$56,778	$1,075,003	$385,569	$-	$1,517,350
Revenues from affiliates	42,988	175,987	33,091	(239,364)	12,702
Revenues	99,766	1,250,990	418,660	(239,364)	1,530,052
Product purchases from third parties	-	759,960	233,901	(685)	993,176
Product purchases from affiliates	-	466,510	177,264	(240,812)	402,962
Product purchases	-	1,226,470	411,165	(241,497)	1,396,138
Operating expenses from third parties	56,723	612	21	-	57,356
Operating expenses from affiliates	11,017	-	-	1,448	12,465
Operating expenses	67,740	612	21	1,448	69,821
Operating margin	$32,026	$23,908	$7,474	$685	$64,093
Other financial information:
Equity in earnings of unconsolidated investments	$1,804	$-	$-	$-	$1,804
Unconsolidated investments	19,494	-	-	-	19,494
Capital expenditures	10,783	-	-	-	10,783
Revenues by type:
NGL sales	$29	$1,248,791	$417,675	$(196,332)	$1,470,163
Services	97,811	2,199	485	(43,032)	57,463
Business interruption/other	1,926	-	500	-	2,426
	$99,766	$1,250,990	$418,660	$(239,364)	$1,530,052

	Six Months Ended June 30, 2008
	Logistics Assets	NGL Distrib-ution and Marketing	Wholesale Marketing	Eliminations and Other	Total
Revenues from third parties	$48,448	$2,603,076	$831,627	$-	$3,483,151
Revenues from affiliates	68,390	317,473	29,046	(398,943)	15,966
Revenues	116,838	2,920,549	860,673	(398,943)	3,499,117
Product purchases from third parties	(33)	1,860,936	534,992	-	2,395,895
Product purchases from affiliates	33	1,018,398	307,245	(401,927)	923,749
Product purchases	-	2,879,334	842,237	(401,927)	3,319,644
Operating expenses from third parties	69,236	1,016	27	-	70,279
Operating expenses from affiliates	28,968	-	-	2,984	31,952
Operating expenses	98,204	1,016	27	2,984	102,231
Operating margin	$18,634	$40,199	$18,409	$-	$77,242
Other financial information:
Equity in earnings of unconsolidated investments	$1,926	$-	$-	$-	$1,926
Unconsolidated investments	20,389	-	-	-	20,389
Capital expenditures	21,694	-	-	-	21,694
Revenues by type:
NGL sales	$53	$2,910,415	$854,596	$(330,577)	$3,434,487
Services	116,344	1,520	157	(68,366)	49,655
Business interruption/other	441	8,614	5,920	-	14,975
	$116,838	$2,920,549	$860,673	$(398,943)	$3,499,117

The following table is a reconciliation of operating margin to net income for the periods indicated:

	Six Months Ended June 30,
	2008	2007
Reconciliation of operating margin to net income (loss):
Operating margin	$64,093	$77,242
Less:
Depreciation and amortization expense	(12,042)	(11,685)
Income tax expense	(419)	(495)
Other, net	2,614	6,407
Interest expense, net	(29,261)	(29,432)
General and administrative expense	(25,506)	(27,387)
Net income (loss)	$(521)	$14,650

Note 9—Supplemental Cash Flow Information

During the six months ended June 30, 2009, we had a noncash addition to property, plant and equipment of $9.8 million resulting from the reclassification from inventory of working NGL volumes in third-party and Targa owned facilities. During the six months ended June 30, 2008, we had a noncash addition to property, plant and equipment of $4.4 million resulting from a like-kind exchange transaction.

Note 10—Commitments and Contingencies

Environmental

We are a party to various environmental agency proceedings.  We believe all such matters involve amounts which, if resolved unfavorably, would not have a material effect on our financial position, results of operations, or cash flows.

Legal Proceedings

We are a party to various legal proceedings and/or regulatory proceedings and certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against us. We believe all such matters are without merit or involve amounts which, if resolved unfavorably, would not have a material effect on our financial position, results of operations, or cash flows.

Note 11—Subsequent Event

On July 27, 2009, the Partnership agreed to acquire us from Targa for $530 million. Approximately $397.5 million or 75% of the transaction value will be paid to Targa in cash to retire a portion of our affiliate indebtedness. In addition, the Partnership will issue to Targa 8,527,615 common units and 174,033 general partner units of the Partnership equal to 25% of the transaction value, or $132.5 million. Our remaining affiliate indebtedness will be retired and treated as a capital contribution to us prior to closing of the transaction.

For additional subsequent event disclosures, see Note 1.